Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Schiff Nutrition International, Inc.:
We consent to the incorporation by reference in the registration statements (No.’s 333-174114, 333‑153139, 333-128959, 333-87944, and 333-27973) on Form S-8 of Schiff Nutrition International, Inc. of our reports dated August 14, 2012, with respect to the consolidated balance sheet of Schiff Nutrition International, Inc. as of May 31, 2012, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the year ended May 31, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of May 31, 2012, which reports appear in the May 31, 2012 annual report on Form 10‑K of Schiff Nutrition International, Inc.

/s/ KPMG LLP
Salt Lake City, Utah
August 14, 2012